NASDAQ: CECE NEWS RELEASE

CECO ENVIRONMENTAL ACQUIRES

GMD ENVIROMENTAL TECHNOLOGIES, INC.

NEW YORK, November 1, 2007 - CECO Environmental Corp. (NASDAQ: CECE), a leading provider of air pollution control and industrial ventilation systems, announced today that it has completed the acquisition of GMD Environmental Technologies, Inc. in an all cash transaction. GMD, located in Ft. Worth, Texas, designs and manufactures many types of air pollution control equipment for a variety of industries. It also designs and manufactures equipment and systems used to treat contaminants in exhaust air streams. Specialized sand recycling equipment is designed and manufactured for the foundry industry.

Rick Blum, President and Chief Operating Officer, stated, "We are delighted to have GMD as part of the CECO family. GMD is a quality company with a well deserved reputation in the pollution control industry. We are also happy to announce that Jerry Reier, GMD's President, will continue to run the company after the acquisition. Jerry is a well recognized expert in a number of aspects of air pollution control -- we are pleased to have him and his team now become part of the CECO team"

Phillip DeZwirek, Chairman and CEO of CECO stated, "GMD had sales in its last fiscal year of approximately $7 million. We expect this acquisition to enhance both our revenues and our earnings. GMD has a backlog of over $3 million. More importantly, we are continuing our 'horizontal integration' strategy of adding more products and services to those we already offer our customers.

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America's largest independent air pollution control company. Through its nine subsidiaries -- Busch, CECOaire, CECO Filters, CECO Abatement Systems, kbd/Technic, Kirk & Blum, H. M. White, EFFOX, and GMD -- CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvement systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information on CECO Environmental, please visit the company's website at http://www.cecoenviro.com.

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO (2326)

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.